UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant   ☒
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
KushCo Holdings, Inc.
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As previously disclosed, on March 31, 2021, KushCo Holdings, Inc. (“KushCo”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Greenlane Holdings, Inc. (“Greenlane”), Merger Sub Gotham 1, LLC, a wholly owned subsidiary of Greenlane (“Merger Sub 1”), and Merger Sub Gotham 2, LLC, a wholly owned subsidiary of Greenlane (“Merger Sub 2” and, together with Greenlane and Merger Sub I, the “Greenlane Parties”). Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement: (i) Merger Sub 1 will be merged with and into KushCo with KushCo as the surviving corporation and a wholly-owned subsidiary of Greenlane (“Initial Surviving Corporation”) (“Merger 1”); and (ii) the Initial Surviving Corporation will then be merged with and into Merger Sub 2 with Merger Sub 2 as the surviving limited liability company a diary of Greenlane (“Merger 2,” and together with Merger 1, the “Mergers”).

On July 30, 2021, Greenlane filed a Current Report on Form 8-K (the “Greenlane Form 8-K”) providing certain information with respect to the proposed Mergers for the purpose of incorporating such information by reference into its registration statement on Form S-3 (Registration No. 333-257654) filed under the Securities Act of 1933, as amended (the “Securities Act”), and to update and supersede certain information previously included in the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) that forms a part of its Registration Statement on Form S-4 (Registration No. 333- 256582) (the “Form S-4”) related to the Mergers, which was declared effective by the Securities and Exchange Commission (“SEC”) on July 2, 2021.
Specifically, the Greenlane Form 8-K provides: (1) KushCo’s unaudited condensed consolidated financial statements as of May 31, 2021 and for the three and nine months ended May 31, 2021 and 2020, which were included in KushCo’s Quarterly Report on Form 10-Q filed by KushCo with the SEC on July 9, 2021, (2) KushCo’s audited consolidated financial statements as of and for the year ended August 31, 2020, which were previously filed as an exhibit to the Form S-4 that was declared effective by the SEC on July 2, 2021, (3) Greenlane’s unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020 (the “Updated Pro Forma Financials”), giving effect to the proposed Mergers, (4) information regarding KushCo’s business, and (5) information regarding litigation filed against KushCo in connection with the Mergers, which was described in a Current Report on Form 8-K filed by KushCo on July 30, 2021.
The Updated Pro Forma Financials, as filed with the Greenlane Form 8-K, are provided in Appendix A.
Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which KushCo operates, management’s beliefs, assumptions made by management and the transactions described in this report. While KushCo’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummate the Mergers due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the Mergers; (4) risks that the proposed Mergers disrupt current plans and operations of KushCo and/or Greenlane; (5) the ability to recognize the anticipated benefits of the Mergers; and (6) the amount of the costs, fees, expenses and charges related to the Mergers; and the other risks and important factors contained and identified in KushCo’s and Greenlane’s filings with the SEC, such as their respective most recent Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the Mergers will in fact be consummated on the expected timeline or at all. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Neither KushCo nor Greenlane is under any duty to update any of its forward-looking statements after the date of this report, nor to conform prior statements to actual results or revised expectations, and neither KushCo nor Greenlane intends to do so.
Important Information for Investors and Stockholders

In connection with the proposed Mergers, Greenlane has filed with the SEC a registration statement on Form S-4 (File No. 333-256582) (as amended, the “Registration Statement”) that was declared effective by the SEC on July 2, 2021. The Registration Statement includes a joint proxy statement of Greenlane and KushCo that also constitutes a prospectus of Greenlane. The definitive joint proxy statement was mailed to KushCo stockholders on or about July 6, 2021. Greenlane and KushCo also plan to file other relevant documents with the SEC regarding the proposed Mergers. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGERS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by KushCo and Greenlane with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the companies will be available free of charge on their respective websites at www.kushco.com and www.gnln.com.

Participants in Solicitation

This Current Report on Form 8-K relates to the proposed merger between KushCo and Greenlane. This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential Mergers. KushCo, Greenlane, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed Mergers. Information about the directors and executive officers of KushCo is set forth in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on December 28, 2020. Information about the directors and executive officers of Greenlane is set forth in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 24, 2020. These documents can be obtained free of charge from the sources indicated above.
Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Appendix A
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On March 30, 2021, the board of directors (the “Greenlane Board”) of Greenlane Holdings, Inc. (“Greenlane”), upon the recommendation of the special committee of the Greenlane Board formed to review a potential transaction with KushCo (the “Greenlane Special Committee”), and the board of directors of KushCo Holdings, Inc. (“KushCo”) approved a definitive agreement and plan of merger dated as of March 31, 2021 (the “Merger Agreement”), by and among Greenlane, Merger Sub Gotham 1, LLC, a wholly-owned subsidiary of Greenlane (“Merger Sub 1”), and Merger Sub Gotham 2, LLC, a wholly-owned subsidiary of Greenlane (“Merger Sub 2”) and KushCo. Capitalized terms used in this section that are not otherwise defined are defined elsewhere in the joint proxy statement/prospectus filed by Greenlane and KushCo with the Securities and Exchange Commission on July 2, 2021.

Pursuant to the Merger Agreement, Greenlane and KushCo will combine through a merger of Merger Sub 1 with and into KushCo with KushCo as the surviving corporation and a wholly-owned subsidiary of Greenlane (“Initial Surviving Corporation”) (such merger, “Merger 1”) and a merger of the Initial Surviving Corporation with and into Merger Sub 2 with Merger Sub 2 as the surviving limited liability company and a wholly-owned subsidiary of Greenlane (“Merger 2,” and together with Merger 1, the “Mergers”). If completed, the Mergers will create the leading ancillary cannabis products and service company. The combined company (the “Combined Company”) will serve a premier group of customers, which includes many of the leading multi-state-operators and licensed producers, the top smoke shops in the United States, and millions of consumers.

Shares of Greenlane Class A common stock are currently listed on Nasdaq under the symbol “GNLN” and shares of KushCo common stock are currently traded on the OTCQX tier of the OTC Markets Group, LLC (the “OTCQX”) under the symbol “KSHB.” KushCo’s corporate headquarters is currently based in Cypress, California, and Greenlane’s corporate headquarters is based in Boca Raton, Florida. Following the completion of the Mergers, the Combined Company will retain the name “Greenlane Holdings, Inc.” and will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “GNLN”, and its corporate headquarters will be based in Boca Raton, Florida.

The completion of the Mergers is subject to conditions of the Merger Agreement, including obtaining the requisite approvals from stockholders of Greenlane and KushCo, as well as approvals from the Nasdaq Stock Market LLC and certain regulators. See “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 224 of the joint proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Greenlane and KushCo, adjusted to give effect to the Mergers and related transactions, as further described in Note 1 — Description of Transaction and Basis of Presentation. The Mergers will be accounted for using the acquisition method of accounting with Greenlane as the accounting acquirer and KushCo as the accounting acquiree.

Greenlane’s fiscal year ends on December 31 of each year, whereas KushCo’s fiscal year ends on August 31 of each year. The unaudited pro forma condensed combined statements of operations are presented based on Greenlane’s fiscal year and combine the historical results of fiscal periods of Greenlane and KushCo. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and three months ended March 31, 2021, respectively, gives effect to the Mergers and related transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the transaction as if it had occurred on March 31, 2021.

Pursuant to Rule 11-02(c)(3) of Regulation S-X, if the fiscal year end of an acquired entity differs from the acquirer’s fiscal year end by more than 93 days, the acquired entity’s statement of operations must be brought up within 93 days of the acquirer’s fiscal year end. Therefore, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was derived by combining financial information from Greenlane’s audited consolidated statement of operations and comprehensive loss for the fiscal year ended December 31, 2020 with financial information of KushCo for the twelve months ended November 30, 2020, which was constructed by subtracting (i) the financial information from KushCo’s unaudited condensed consolidated statement of operations for the three months ended November 30, 2019 from (ii) the financial information from KushCo’s audited consolidated statement of operations for the fiscal year ended August 31, 2020 and then adding (iii) the financial information from KushCo’s unaudited condensed consolidated statement of operations for the three months ended November 30, 2020. The unaudited pro forma condensed statement of operations for the three months ended March 31, 2021 combines Greenlane’s unaudited condensed consolidated statement of operations and comprehensive loss for the three months ended March 31, 2021 and KushCo’s unaudited condensed consolidated statement of operations for the three months ended May 31, 2021. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines Greenlane’s unaudited condensed consolidated balance sheet as of March 31, 2021 and KushCo’s unaudited condensed consolidated balance sheet as of May 31, 2021.

The unaudited pro forma condensed combined financial information was derived from Greenlane’s and KushCo’s historical annual and interim consolidated financial statements, which were prepared in accordance with U.S. GAAP, and should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Greenlane’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•	The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in KushCo’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2021;

•	Greenlane’s audited consolidated financial statements as of and for the year ended December 31, 2020 filed included in its Annual Report on Form 10-K for the year ended December 31, 2021;

•	Greenlane’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•	KushCo’s audited consolidated financial statements for the fiscal year ended August 31, 2020 included in its Annual Report on Form 10-K for the year ended August 31, 2020; and

•	KushCo’s unaudited condensed consolidated financial statements for quarterly period ended May 31, 2021 included in its Quarterly Report on Form 10-Q for the quarter ended May 31, 2021.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and to allow the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Greenlane and KushCo have elected not to present Management’s Adjustments and have only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the proposed Mergers and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company.

The value of the merger consideration to be paid by Greenlane in shares of Greenlane Class A common stock upon the consummation of the Mergers will be determined based on the Exchange Ratio (as defined in Note 1 below) as determined immediately prior to the effective time of Merger 1, which Exchange Ratio may be adjusted based on, among other things, the stock price of Greenlane Class A common stock, the number of Greenlane Shares Outstanding, KushCo Fully Diluted Securities, Greenlane Net Diluted Securities and KushCo Net Diluted Securities (each as defined in the Merger Agreement), immediately prior to the effective time of Merger 1. For purposes of the unaudited pro forma condensed combined financial information included herein, Greenlane has made certain assumptions with respect to the Exchange Ratio as described in Note 1 below. The actual Exchange Ratio may differ from the assumed Exchange Ratio reflected in the unaudited pro forma condensed combined consolidated financial information due to changes in the market price of Greenlane Class A common stock prior to the effective time of Merger 1. A change in the market price of Greenlane Class A common stock may change the number Greenlane In-the-Money options and KushCo In-the-Money options (each as defined in the Merger Agreement) and warrants. An increase or decrease in the number of Greenlane In-the-Money options or KushCo In-the-Money options and warrants will change the number of Greenlane Net Diluted Securities, KushCo Fully Diluted Securities and KushCo Net Diluted Securities, respectively, which in turn will cause the Exchange Ratio to fluctuate.

Furthermore, Greenlane has not identified all adjustments that might be necessary to conform KushCo’s accounting policies to Greenlane’s accounting policies. Upon consummation of the Mergers, or as more information becomes available, Greenlane will perform a more detailed review of KushCo’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the Combined Company’s financial information following the consummation of the Mergers.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Greenlane estimated the fair value of certain KushCo assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in KushCo’s SEC filings and other publicly available information. Until the transaction is completed, both companies are limited in their ability to share certain information with one another. Furthermore, as described above, Greenlane has made certain assumptions with respect to the Exchange Ratio.

Upon consummation of the Mergers, a final determination of the fair value of KushCo’s assets acquired and liabilities assumed will be made. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the Combined Company’s statement of operations following the consummation of the Mergers. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

GREENLANE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2021
(in thousands, except par value per share amounts)

	As of March 31, 2021	As of May 31, 2021
	Greenlane Holdings, Inc.	KushCo Holdings, Inc. After Reclassification (Note 3)	Transaction Accounting Adjustments (Notes 4 and 5)	Note	Pro Forma Combined Company
ASSETS
Current assets:
Cash	$12,309	$1,102	$(2,413)	5(a)	$10,998
Accounts receivable, net	5,516	7,398	-		12,914
Inventories, net	34,694	52,370	-		87,064
Vendor deposits	10,856	6,752	-		17,608
Assets held for sale	896	-	-		896
Other current assets	10,596	8,587	-		19,183
Total current assets	74,867	76,209	(2,413)		148,663

Property and equipment, net	12,735	7,883	-		20,618
Intangible assets, net	8,824	631	100,169	5(b)	109,624
Goodwill	7,973	52,267	6,773	5(c)	67,013
Operating lease right-of-use assets	2,606	6,766	-		9,372
Other assets	2,038	6,614	(2,452)	5(d)	6,200
Total assets	$109,043	$150,370	$102,077		$361,490

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,241	$9,307	$-		$17,548
Accrued expenses and other current liabilities	19,436	6,526	9,163	5(e)	35,125
Customer deposits	3,266	4,480	-		7,746
Line of credit	-	663	(663)	5(d)	-
Current portion of operating leases	713	1,710	-		2,423
Current portion of finance leases	216	-	-		216
Total current liabilities	31,872	22,686	8,500		63,058

Note payable, less current portion and debt issuance costs, net	9,395	-	-		9,395
Operating leases, less current portion	2,312	7,045	-		9,357
Finance leases, less current portion	246	-	-		246
Warrant liability	-	661	(661)	5(f)	-
Other liabilities	1,115	-	-		1,115
Total long-term liabilities	13,068	7,706	(661)		20,113
Total liabilities	44,940	30,392	7,839		83,171

Stockholders' Equity:
Preferred stock, $0.0001 par value	-	-	-		-
Common stock, $0.001 par value per share	-	159	(159)	5(g)	-
Class A common stock, $0.01 par value per share	163	-	409	5(g)	572
Class B common stock, $0.0001 par value per share	1	-	2	5(g)	3
Class C Common stock, $0.0001 par value per share	7	-	(7)	5(g)	-
Additional paid-in capital	47,705	277,677	(49,479)	5(g)	275,903
Accumulated deficit	(29,104)	(158,118)	143,732	5(g)	(43,490)
Accumulated other comprehensive income (loss)	47	260	(260)	5(g)	47
Total stockholders’ equity attributable to Greenlane Holdings, Inc.	18,819	119,978	94,238		233,035
Non-controlling interest	45,284	-	-		45,284
Total stockholders’ equity	64,103	119,978	94,238		278,319
Total liabilities and stockholders’ equity	$109,043	$150,370	$102,077		$361,490

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

GREENLANE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the three months ended March 31, 2021
(in thousands, except per share amounts)

	Three Months Ended March 31, 2021	Three Months May 31, 2021
	Greenlane Holdings, Inc. After Reclassification (Note 3)	KushCo Holdings, Inc. After Reclassification (Note 3)	Transaction Accounting Adjustments (Notes 4 and 6)	Note	Pro Forma Combined Company
Net sales	$34,009	$28,319	$-		$62,328
Cost of sales	26,696	24,194	-		50,890
Gross profit	7,313	4,125	-		11,438

Operating expenses:
Salaries, benefits and payroll taxes	6,370	4,596	-		10,966
General and administrative	8,092	3,748	-		11,840
Depreciation and amortization	544	511	1,258	6(a)	2,313
Restructuring costs	247	274	-		521
Total operating expenses	15,253	9,129	1,258		25,640
Loss from operations	(7,940)	(5,004)	(1,258)		(14,202)

Other income (expense), net:
Change in fair value of warrant liability	-	821	(821)	6(b)	-
Change in fair value of equity investment	-	(699)	-		(699)
Interest expense	(116)	(1,003)	-		(1,119)
Other income (expense), net	324	(1,936)	-		(1,612)
Total other income (expense), net	208	(2,817)	(821)		(3,430)
Loss before income taxes	(7,732)	(7,821)	(2,079)		(17,632)
(Benefit from) provision for income taxes	(18)	156	-		138
Net loss	(7,714)	(7,977)	(2,079)		(17,770)
Net loss attributable to non-controlling interest	(3,458)	-	-		(3,458)
Net loss attributable to Greenlane Holdings, Inc.	$(4,256)	$(7,977)	$(2,079)		$(14,312)

Net loss attributable to Class A common stock per share - basis and diluted	$(0.28)			6(g)	$(0.25)
Weighted-average shares of Class A common stock outstanding - basic and diluted	15,263			6(g)	56,154

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

GREENLANE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2020
(in thousands, except per share amounts)

	Year Ended December 31, 2020	12 Months Ended November 30, 2020
	Greenlane Holdings, Inc. After Reclassification (Note 3)	KushCo Holdings, Inc. After Reclassification (Note 3)	Transaction Accounting Adjustments (Notes 4 and 6)	Note	Pro Forma Combined Company
Net sales	$138,304	$105,635	$-		$243,939
Cost of sales	115,539	99,575	-		215,114
Gross profit	22,765	6,060	-		28,825

Operating expenses:
Salaries, benefits and payroll taxes	24,909	26,577	6,016	6(c)	57,502
General and administrative	34,098	29,247	8,370	6(d)	71,715
Depreciation and amortization	2,520	3,247	4,587	6(a)	10,354
Goodwill impairment charge	8,996	-	-		8,996
Impairment loss on intangible assets	-	1,156	-		1,156
Restructuring costs	1,217	8,366	-		9,583
Total operating expenses	71,740	68,593	18,973		159,306
Loss from operations	(48,975)	(62,533)	(18,973)		(130,481)

Other income (expense), net:
Change in fair value of warrant liability	-	1,692	-		1,692
Change in fair value of equity investment	-	(372)	-		(372)
Interest expense	(437)	(6,134)	(2,452)	6(e)	(9,023)
Loss on extinguishment of debt	-	(2,528)	(1,750)	6(f)	(4,278)
Other income (expense), net	1,902	246	-		2,148
Total other income (expense), net	1,465	(7,096)	(4,202)		(9,833)
Loss before income taxes	(47,510)	(69,629)	(23,175)		(140,314)
(Benefit from) provision for income taxes	194	(29)	-		165
Net loss	(47,704)	(69,600)	(23,175)		(140,479)
Net loss attributable to non-controlling interest	(33,187)	-	-		(33,187)
Net loss attributable to Greenlane Holdings, Inc.	$(14,517)	$(69,600)	$(23,175)		$(107,292)

Net loss attributable to Class A common stock per share - basis and diluted	$(1.22)			6(g)	$(2.03)
Weighted-average shares of Class A common stock outstanding - basic and diluted	11,947			6(g)	52,838

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.   Description of Transaction and Basis of Presentation

At the effective time of Merger 1, each KushCo stockholder will receive a number of shares of Greenlane Class A common stock, $0.01 par value per share (“Greenlane Class A common stock”), as determined pursuant to the exchange ratio formula set forth in the Merger Agreement (the “Exchange Ratio”) for each share of KushCo’s common stock, $0.01 par value per share (“KushCo common stock”), issued and outstanding immediately prior to the effective time of Merger 1, with cash paid for any fractional shares that a KushCo stockholder would otherwise be entitled to receive. For purposes of the unaudited pro forma condensed combined financial information, Greenlane has assumed an Exchange Ratio of 0.2539 shares of Greenlane Class A common stock for each share of KushCo common stock based upon the Exchange Ratio calculated as June 29, 2021, which would result in existing KushCo stockholders owning approximately 49.9% of the common stock of the Combined Company (the “Combined Company’s common stock”) and existing Greenlane stockholders owning approximately 50.1% of the Combined Company’s common stock after consummation of the Mergers. In accordance with the Merger Agreement, the Exchange Ratio is subject to adjustment prior to the effective time of the Mergers to reflect changes in the number of Greenlane Shares Outstanding, KushCo Fully Diluted Securities, Greenlane Net Diluted Securities and KushCo Net Diluted Securities, prior to the effective time of Merger 1. Based on the provisions of the Merger Agreement, the aggregate amount of Greenlane Class A common stock exchanged as merger consideration will in no case represent (i) more than 49.9% of the aggregate amount of all issued and outstanding shares of voting capital stock of Greenlane as of immediately following the Merger 1 effective time or (ii) less than 48.1% of the Greenlane net diluted securities (as defined in the Merger Agreement) as of immediately following the Merger 1 effective time.

Greenlane Class C Common Stock Conversion

Existing Greenlane stockholders will continue to hold their existing shares of Greenlane Class A common stock or Greenlane Class B common stock, $0.0001 par value per share (“Greenlane Class B common stock”), as applicable. Pursuant to the Merger Agreement, immediately prior to the consummation of Merger 1, holders of Greenlane Class C common stock, $0.0001 par value per share (“Greenlane Class C common stock”) will receive one-third of a share of Greenlane Class B common stock for each share of Class C common stock they hold, and Greenlane will adopt an Amended and Restated Certificate of Incorporation, which will eliminate Greenlane’s Class C common stock as a class of Greenlane’s capital stock.

Treatment of Greenlane Equity Awards

At the Merger 1 effective time, options to purchase shares of Greenlane Class A common stock (“Greenlane options”) and shares of Greenlane restricted stock will be treated as follows:

•	Each unvested Greenlane option, other than Greenlane options held by non-employee directors of Greenlane, will accelerate and vest in full;

•	Each Greenlane option held by non-employee directors of Greenlane, whether vested or unvested, will remain outstanding (and unvested, as applicable) in accordance with the terms of Greenlane’s equity plan covering each such option;

•	Each unvested share of Greenlane restricted stock each unvested common unit of Greenlane Holdings, LLC (“Greenlane restricted common units”), other than Greenlane restricted stock or Greenlane restricted common units held by non-employee directors of Greenlane, will accelerate and vest in full in accordance with the terms of Greenlane’s equity plan covering each such award; and

•	Each unvested share of Greenlane restricted stock or Greenlane restricted common units of Greenlane held by non-employee directors of Greenlane, whether vested or unvested, will remain outstanding (and unvested, as applicable) in accordance with the terms of Greenlane’s equity plan covering each such award.

Treatment of KushCo Equity Awards

At the Merger 1 effective time, options to purchase shares of KushCo common stock (“KushCo options”) will be treated as follows:

•	Each KushCo option that is outstanding immediately prior to the Merger 1 effective time, whether or not then vested or exercisable (but after taking into account any acceleration or vesting as provided under the KushCo equity plan covering such option), will be converted into an option to purchase, on the same terms and conditions that applied to such KushCo option immediately prior to the Merger 1 effective time, (A) that number of shares of Greenlane Class A common stock, rounded down to the nearest whole share, determined by multiplying (1) the total number of KushCo shares subject to such KushCo option immediately prior to the Merger 1 effective time by (2) the Exchange Ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, determined by dividing (1) the exercise price per share covered by such KushCo option immediately prior to the Merger 1 effective time by (2) the Exchange Ratio;

•	Greenlane will assume the sponsorship of each KushCo equity plan covering such KushCo options, provided that references to KushCo therein shall, after such assumption, be deemed references to Greenlane and references to shares of KushCo common stock therein shall, after such assumption, be deemed references to Greenlane Class A common stock; and

Each KushCo restricted stock unit (a “KushCo RSU”) that is then held and remains outstanding immediately prior to the Merger 1 effective time will accelerate and vest in full in accordance with the terms of the KushCo equity plan covering such KushCo RSUs and each such KushCo RSU will be immediately settled and treated in the same manner as shares of KushCo common stock in the Mergers.

Effect of Merger 1 on KushCo Warrants

Additionally, each warrant to purchase one or more shares of KushCo common stock (a “KushCo warrant”), whether exercisable or not, will be converted into a warrant to purchase Greenlane Class A common stock. Greenlane will assume each such KushCo warrant in accordance with its terms (the “Assumed Warrants”). With respect to the Assumed Warrants: (i) the Assumed Warrants will be exercisable solely for shares of Greenlane Class A common stock; (ii) the number of shares of Greenlane Class A common stock subject to such Assumed Warrant will be equal to the number of shares of KushCo common stock subject to such Assumed Warrants as of immediately prior to the effective time of Merger 1 multiplied by the Exchange Ratio, rounded up to the nearest whole share; and (iii) the per share exercise price under each such Assumed Warrant will be adjusted by dividing the per share exercise price under such Assumed Warrant by the Exchange Ratio and rounding up to the nearest cent.

Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), where Greenlane is the accounting acquirer and KushCo is the accounting acquiree. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. Greenlane has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. The final allocation of the purchase price will be determined after completion of the Mergers and conclusion of the necessary valuation work. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Combined Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information was derived from Greenlane’s and KushCo’s historical annual and interim consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed combined financial information was prepared on a combined basis using Greenlane’s significant accounting policies as set forth in Greenlane’s audited consolidated financial statements for the fiscal year ended December 31, 2020.

Certain reclassifications have been made in order to conform KushCo’s financial statement presentation to Greenlane’s financial statement presentation. There were no material transactions between Greenlane and KushCo during the periods presented that would require elimination in the unaudited pro forma condensed combined financial information. KushCo’s revenue and net loss for the three months ended February 28, 2021, which are excluded from the historical results presented in this unaudited pro forma combined condensed financial information, were as follows:

(in thousands)	Three months ended February 28, 2021
Net revenue	$32,884
Net loss	$(5,042)

Note 2.   Accounting Policy Adjustments

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Greenlane.

The pro forma financial information reflects the impact of conforming KushCo’s date of adoption for Accounting Standards Update No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06) to Greenlane’s adoption date of January 1, 2021. ASU 2020-06 removes certain conditions for equity classification of contracts on an entity’s own equity. Accordingly, based on the new guidance, Greenlane expects that the warrant liability of $0.7 million reflected on KushCo’s historical balance sheet as of May 31, 2021 would have been reclassified to equity upon adoption of ASU 2020-06 on January 1, 2021. Similarly, the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 reflects the adjustment of the change in fair value of the warrant liability recorded on KushCo’s historical unaudited condensed consolidated statement of operations for the period then ended. Also see Note 5(f) and 6(b) below.

Upon completion of the Mergers, Greenlane will perform a detailed review of KushCo’s accounting policies and, as a result of that review, Greenlane may identify additional differences in accounting policies that could materially impact the presentation of the consolidated financial statements of the Combined Company.

Note 3.   Reclassification Adjustments

Certain reclassifications have been made to the historical presentation of KushCo’s financial information to conform to the financial statement presentation of Greenlane for purposes of the unaudited pro forma condensed combined financial information. Such reclassifications are as follows:

KushCo Balance Sheet Reclassifications:

	As of May 31, 2021		As of May 31, 2021
(in thousands)	KushCo Holdings, Inc.	Reclassification	KushCo Holdings, Inc. After Reclassification	Note
Vendor deposits	$-	$6,752	$6,752	(a)
Other current assets	15,339	(6,752)	8,587	(a)
Operating lease right-of-use assets	-	6,766	6,766	(b)
Other assets	13,380	(6,766)	6,614	(b)
Accrued expenses and other current liabilities	8,236	(1,710)	6,526	(c)
Current portion of operating leases	-	1,710	1,710	(c)
Operating leases, less current portion	-	7,045	7,045	(d)
Other liabilities	7,045	(7,045)	-	(d)

(a)	Reclassification of $6.8 million reported as other current assets to vendor deposits.

(b)	Reclassification of $6.8 million reported as other assets to operating lease right-of-use-assets.

(c)	Reclassification of $1.7 million reported as accrued expenses and other current liabilities to current portion of operating leases.

(d)	Reclassification of $7.0 million reported as other liabilities to operating leases, less current portion.

KushCo Statement of Operations Reclassifications:

	12 Months Ended November 30, 2020		12 Months Ended November 30, 2020
(in thousands)	KushCo Holdings, Inc.	Reclassification	KushCo Holdings, Inc. After Reclassification	Note
Cost of sales	$99,595	$(20)	$99,575	(e)(g)(h)
Salaries, benefits and payroll taxes	—	26,577	26,577	(f)(g)
General and administrative	59,051	(29,804)	29,247	(e)(f)(h)(i)
Depreciation and amortization	—	3,247	3,247	(i)

(e)	Reclassification of $3.6 million reported as general and administrative expenses to costs of sales. Greenlane recognizes outbound freight costs in cost of sales, while KushCo recognizes these costs in general and administrative expenses.

(f)	Reclassification of $24.9 million reported as general and administrative expenses to salaries, benefits and payroll taxes.

(g)	Reclassification of $1.7 million reported as costs of sales to salaries, benefits and payroll taxes. Greenlane recognizes costs incurred in staffing fulfillment centers in salaries, benefits and payroll taxes.

(h)	Reclassification of $1.9 million reported as costs of sales to general and administrative expenses. Greenlane recognizes costs incurred in operating fulfillment centers, including contract labor, in general and administrative expenses.

(i)	Reclassification of $3.2 million reported as general and administrative expenses to depreciation and amortization expense.

	Three Months Ended May 31 2021		Three Months Ended May 31, 2021
(in thousands)	KushCo Holdings, Inc.	Reclassification	KushCo Holdings, Inc. After Reclassification	Note
Cost of sales	$23,950	$244	$24,194	(j)(l)(m)
Salaries, benefits and payroll taxes	-	4,596	4,596	(k)(l)
General and administrative	9,099	(5,351)	3,748	(j)(k)(m)(n)
Depreciation and amortization	-	511	511	(n)

(j)	Reclassification of $0.9 million reported as general and administrative expenses to costs of sales. Greenlane recognizes outbound freight costs in cost of sales, while KushCo recognizes these costs in general and administrative expenses.

(k)	Reclassification of $4.3 million reported as general and administrative expenses to salaries, benefits and payroll taxes.

(l)	Reclassification of $0.3 million reported as costs of sales to salaries, benefits and payroll taxes. Greenlane recognizes costs incurred in staffing fulfillment centers in salaries, benefits and payroll taxes.

(m)	Reclassification of $0.4 million reported as costs of sales to general and administrative expenses. Greenlane recognizes costs incurred in operating fulfillment centers, including contract labor, in general and administrative expenses.

(n)	Reclassification of $0.5 million reported as general and administrative expenses to depreciation and amortization expense.

Greenlane Statement of Operations Reclassifications:

In order to align the presentation of expenses as they are expected to be presented by the Combined Company, Greenlane has elected to disaggregate restructuring expenses that were previously recognized in the “general and administrative expenses” line item in Greenlane’s historical consolidated statements of operations. This presentation is consistent with the presentation of similar expenses in KushCo’s historical statements of operations.

The reclassification of these expenses is as follows:

	Year Ended December 31, 2020		Year Ended December 31, 2020
(in thousands)	Greenlane Holdings, Inc.	Reclassification	Greenlane Holdings, Inc. After Reclassification	Notes
General and administrative	$35,315	$(1,217)	$34,098	(o)
Restructuring costs	—	1,217	1,217	(o)

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2021
(in thousands)	Greenlane Holdings, Inc.	Reclassification	Greenlane Holdings, Inc. After Reclassification	Notes
General and administrative	$8,339	$(247)	$8,092	(o)
Restructuring costs	—	247	247	(o)

(o)	Reclassification of restructuring charges reported as general and administrative expenses to restructuring costs.

Note 4.   Estimated Merger Consideration and Allocation

Estimated Merger Consideration

The preliminary value of the estimated merger consideration is approximately $223.4 million, based on the closing price of Greenlane Class A common stock on the Nasdaq of $4.82 on June 29, 2021 and the assumed Exchange Ratio of 0.2539 shares of Greenlane Class A common stock for each share of KushCo common stock. The aggregate value of the merger consideration will fluctuate based upon changes in the price of Greenlane Class A common stock and the number of shares of KushCo common stock outstanding immediately prior to the effective time of the Mergers, as well as any adjustments to the Exchange Ratio provided in the Merger Agreement. The preliminary estimated value of the merger consideration is as follows:

(in thousands, except share and per share amounts)
KushCo Common Shares Outstanding	159,380,529
KushCo RSUs settled to Common Shares	1,671,164
Estimated KushCo common shares outstanding (1)	161,051,693
Exchange Ratio (2)	0.2539
Estimated Greenlane Class A shares to be issued in exchange (2)	40,891,025
Greenlane Class A common stock closing share price (3)	$4.82
Total estimated merger consideration to be paid at closing		$197,095
Estimated fair value of assumed warrants (4)		17,638
Estimated fair value of replaced equity awards attributable to precombination service (5)		8,646
Total estimated merger consideration		$223,379

(1)
Pursuant to the Merger Agreement, each share of KushCo common stock issued and outstanding immediately prior to the effective time of Merger 1 will be cancelled and converted into a number of shares of Greenlane Class A common stock based on the Exchange Ratio, as described further in Note 1 — Description of Transaction and Basis of Presentation. Includes 159,380,529 shares of KushCo common stock and 1,671,164 KushCo RSUs outstanding as of June 29, 2021, which KushCo RSUs will be settled to KushCo common stock immediately prior to the Merger 1 effective time.

(2)
For purposes of the unaudited pro forma condensed combined financial statements, Greenlane has assumed that the Exchange Ratio is equal to 0.2539 in accordance with the Merger Agreement, and is subject to adjustment as described in Note 1 — Description of Transaction and Basis of Presentation.

(3)	Represents the closing price of Greenlane Class A common stock on Nasdaq on June 29, 2021.

(4)	Each Assumed Warrant will be converted into a warrant to purchase shares of Greenlane Class A common stock, as described in Note 1 — Description of Transaction and Basis of Presentation.

(5)
As described in in further detail in Note 1 — Description of Transaction and Basis of Presentation, each KushCo option that is outstanding immediately prior to the effective time of Merger 1, whether or not then vested or exercisable (but after taking into account any acceleration or vesting as provided under the KushCo equity plan covering such option), will be converted into an option to purchase Greenlane Class A common stock, which have no additional vesting conditions. All KushCo stock options will be accelerated immediately prior to the effective time of Merger 1 based on pre-existing change in control acceleration provisions of KushCo’s equity compensation plan. Accordingly, this amount represents the entire fair-value-based measure of KushCo’s stock options outstanding.

The aggregate amount of cash consideration to be paid in lieu of the issuance of fractional shares of Greenlane Class A common stock that may become payable in respect of shares of KushCo common stock outstanding immediately prior to the effective time has not been estimated nor included in the preliminary purchase price presented for pro forma purposes.

The final merger consideration could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements as a result of changes to the Exchange Ratio, which will be primarily driven by changes in the price of Greenlane Class A common stock and the number of shares of KushCo common stock outstanding immediately prior to the effective time of the Mergers. A 25% increase or decrease in the market price of Greenlane Class A common stock would affect the value of the preliminary merger consideration reflected in the unaudited pro forma condensed combined financial information as illustrated in the table below:

		Estimated Merger Consideration
Change in Greenlane Class A Stock Price	Stock Price	(in thousands)
25% increase in stock price	$6.03	$279,130
25% decrease in stock price	$3.62	$168,117

Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect preliminary allocation of the estimated purchase price to acquire KushCo’s identifiable assets and assume its liabilities, with the excess recorded as goodwill. The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Greenlane, as if the Mergers had occurred on March 31, 2021:

Amount
(in thousands)
Estimated merger consideration	$223,379
Assets acquired
Accounts receivable	7,398
Inventories	52,370
Vendor deposits	6,752
Other current assets	8,587
Property and equipment	7,883
Intangible assets	100,800
Operating lease right-of-use assets	6,766
Other assets	4,162
Total estimated assets acquired	$194,718
Liabilities assumed
Accounts payable	$10,618
Accrued expenses and other current liabilities	6,526
Customer deposits	4,480
Current portion of operating leases	1,710
Operating leases, less current portion	7,045
Total estimated liabilities assumed	$30,379
Total estimated fair value of net assets acquired	$164,339
Goodwill	$59,040

The final allocation of the purchase price will be determined after completion of the Mergers and conclusion of the necessary valuation work. The final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments included herein.

Note 5.   Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a)	Reflects the net adjustment to cash, which consists of (i) the payoff of the KushCo line of credit balance of $0.7 million, as required by the Merger Agreement; and (ii) the related estimated prepayment penalty costs of approximately $1.8 million, which is expected to be incurred in conjunction with the termination of the line of credit. See Note 5(d).

(in thousands)	As of March 31, 2021
KushCo line of credit payoff	$(663)
KushCo line of credit estimated termination penalties	(1,750)
Net adjustment to cash	$(2,413)

b)	Reflects the net adjustment to intangible assets based on the preliminary estimated fair value of intangibles assets of approximately $100.1 million. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The identifiable intangible assets acquired and the net adjustment to intangible assets consist of the following:

(in thousands)	Estimated useful life (in years)	As of March 31, 2021
Customer relationships	12	$60,100
Trademarks portfolio	Indefinite	37,400
Proprietary Design Library	7	3,300
Estimated fair value of intangible assets acquired		100,800
Less: Elimination of KushCo's historical intangible assets, net		(631)
Net adjustment to intangible assets, net		$100,169

c)	Reflects the net adjustment to goodwill to reflect the preliminary goodwill resulting from the Mergers:

(in thousands)	As of March 31, 2021
Elimination of KushCo's historical goodwill	$(52,267)
Preliminary goodwill based on estimated preliminary purchase price allocation	59,040
Net adjustment to goodwill	$6,773

Goodwill resulting from the Mergers represents the excess of estimated merger consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The preliminary goodwill presented herein is subject to material revision as the purchase price allocation is completed, which will not occur until after the closing of the Mergers.

d)	Reflects an adjustment to other assets of $2.5 million, which represents the write-off of unamortized deferred debt issuance costs related to the repayment of the KushCo line of credit as required under the Merger Agreement, and an adjustment to the line of credit balance to reflect the payoff of the balance as required by the Merger Agreement. See Note 5(a).

e)	Reflects an adjustment to accrued expenses and other current liabilities consisting of (i) compensation expense related to a retention bonus and severance benefits resulting from preexisting severance arrangements with KushCo employees that will be payable in connection with the consummation of the Mergers, and (ii) accrual of estimated transaction costs, which are expected to be incurred in connection with the Mergers, such as legal, advisory, financial advisory, accounting and consulting costs, and directors and officers liability insurance premiums.

(in thousands)	As of March 31, 2021
Estimated transaction costs	$8,370
Estimated severance and bonus accrual	793
Net adjustment to accrued expenses and other current liabilities	$9,163

f)	Represents an adjustment to reflect the reclassification of KushCo’s warrant liability included on the historical balance sheet as of February 28, 2021 to equity to conform the classification of the warrant based on Greenlane’s accounting policy in effect as of January 1, 2021. See Note 2.

g)	Reflects the adjustment to total stockholders’ equity, which consists of the following:

(in thousands)	KushCo Common Stock	Greenlane Class A Common Stock	Greenlane Class B Common Stock	Greenlane Class C Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated other comprehensive income
Elimination of KushCo historical stockholders' equity (1)	$(159)	$-	$-	$-	$(277,677)	$158,118	$(260)
Conversion of Greenlane Class C to ClassB Common Stock (2)	-	-	2	(7)	5	-	-
Estimated value of Greenlane Class A stock and equity awards issued as consideration (3)	-	409	-	-	222,970	-	-
Transaction costs (4)	-	-	-	-	-	(8,370)	-
Severance benefits and retention bonus (5)	-	-	-	-	-	(793)	-
Acceleration of Greenlane's stock compensation awards (6)	-	-	-	-	5,194	(5,194)	-
Excess fair value of Greenlane Class A stock replacement equity awards over KushCo replaced awards (7)					29	(29)	-
Net adjustment to stockholders' equity	$(159)	$409	$2	$(7)	$(49,479)	$143,732	$(260)

(1)	Reflects the elimination of KushCo’s historical stockholders’ equity.

(2)	Reflects the conversion of Greenlane’s Class C common stock for Class B common stock. Pursuant to the Merger Agreement, immediately prior to the consummation of Merger 1, holders of Greenlane Class C common stock will receive one-third of a share of Greenlane Class B common stock for each share of Class C common stock they hold, and Greenlane will adopt an Amended and Restated Certificate of Incorporation, which will eliminate Greenlane’s Class C common stock as a class of Greenlane’s capital stock. See Note 1.

(3)	Reflects the increase to Greenlane Class A common stock par value and additional paid-in capital based on the total estimated purchase consideration to the issued to KushCo equity holders in connection with the Mergers.

(4)	Adjustment for $8.4 million of anticipated transaction costs that are directly attributable to the Mergers but that were not incurred by Greenlane and KushCo during the three-month periods ended March 31, 2021 and May 31, 2021, respectively. See Note 5(e).

(5)	Adjustment for $0.8 million of estimated retention bonus and severance benefits, which will become payable in conjunction with the consummation of the Mergers. See Note 5(e).

(6)	Reflects additional compensation expense recognized upon the acceleration of Greenlane’s stock compensation awards in conjunction with the consummation of the Mergers.

(7)	Reflects additional compensation expense recognized related to the excess of the fair-value-based measure of Greenlane replacement equity awards issued to KushCo over the fair-value-based measure of the Assumed Awards.

Note 6.   Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

a)	Reflects the adjustment to depreciation and amortization for the removal of historical KushCo amortization of intangible assets and recognition of preliminary estimated amortization expense related to acquired intangible assets.

Pro forma amortization expense was recognized using the straight-line amortization method, assuming the Mergers had been completed on January 1, 2020. The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

(in thousands)	Year ended December 31, 2020	Three months ended March 31, 2021
Elimination of KushCo's historical intangible assets amortization	$(893)	$(112)
Amortization of purchased identifiable intangible assets	5,480	$1,370
Net adjustment to intangible asset amortization expense	$4,587	$1,258

b)	Reflects the adjustment to remove the change in fair value of warrant liability, based upon Greenlane’s application of accounting policies adopted as of January 1, 2021. See Note 2.

c)	Reflects adjustments to salaries, benefits and payroll taxes comprised of (i) severance benefits to KushCo employees and a retention bonus, totaling $0.8 million, (ii) compensation cost related to the acceleration of Greenlane equity awards of $5.2 million, and (iii) $29,000 representing the excess of the fair-value-based measure of Greenlane replacement equity awards issued to KushCo over the fair-value-based measure of the Assumed Awards. These costs are nonrecurring in nature and not anticipated to affect the condensed combined statements of operations beyond twelve months after the acquisition date, and as a result, such adjustments only affect the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

d)	Reflects adjustments to general and administrative expenses comprised of Greenlane and KushCo transaction costs related to the Mergers of $8.4 million, consisting of legal advisory, financial advisory, accounting and consulting costs, and directors’ and officers’ liability insurance premiums. Transaction costs are nonrecurring in nature and will not affect the condensed combined statements of operations beyond twelve months after the closing date of the Mergers, and, as a result, such adjustments only affect the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

e)	Reflects an adjustment to interest expense for the write off of $2.5 million of unamortized debt issuance costs related to the repayment of KushCo’s line of credit, which is expected to be extinguished prior to or upon consummation of the Mergers, as required by the Merger Agreement. This charge is nonrecurring in nature and is not anticipated to affect the condensed combined statements of operations beyond twelve months after the acquisition date, and, as a result, this adjustment only affects the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

f)	Reflects an adjustment to loss on extinguishment, which represents a $1.8 million penalty termination fee expected to be incurred upon termination of the KushCo line of credit. This charge is nonrecurring in nature and is not anticipated to affect the condensed combined statements of operations beyond twelve months after the acquisition date, and, as a result, this adjustment only affects the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

g)	The pro forma combined basic and diluted net loss per share have been adjusted to reflect the pro forma net loss for the three months ended March 31, 2021 and the year ended December 31, 2020. In addition, the weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Greenlane’s Class A common stock in connection with the Mergers calculated as of June 29, 2021. As the Combined Company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such, basic and diluted net loss per share are the same. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share (in thousands, except per share data):

	Three months ended March 31, 2021	Year ended December 31, 2020
Numerator:
Pro forma net loss attributable to Greenlane Holdings,Inc.	$(14,312)	$(107,292)
Denominator:
Greenlane's historical weighted average shares of ClassA common stock outstanding - basic and diluted	15,263	11,947
Issuance of shares Greenlane ClassA common stock to KushCo common stock shareholders as consideration	40,891	40,891
Pro forma weighted average shares outstanding - basic and diluted	56,154	52,838
Pro forma net loss per share of ClassA common stock - basic and diluted	$(0.25)	$(2.03)